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Streamline Health Solutions, Inc.
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PROXY STATEMENT
PROPOSAL -- ELECTION OF DIRECTORS
Board of Directors Meetings and Committees
STOCK OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION
Option Exercises and Stock Vested in 2009
TRANSACTIONS WITH RELATED PERSONS, PROMOTERS, AND CERTAIN CONTROL PERSONS
AUDIT COMMITTEE REPORT
OTHER SECURITIES FILINGS
COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
STOCKHOLDER PROPOSAL
SUPPORTING STATEMENT
OTHER BUSINESS
ANNUAL REPORT ON FORM 10-K
STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING
THANK YOU FOR YOUR PROMPT ATTENTION TO THIS MATTER.
Annex 1
STREAMLINE HEALTH SOLUTIONS, INC. Annual Meeting of Stockholders May 26, 2010 AGENDA

STREAMLINE HEALTH SOLUTIONS, INC.
10200 Alliance Road, Suite 200
Cincinnati, Ohio 45242-4716

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 26, 2010

To the Stockholders of Streamline Health Solutions, Inc.:

You are cordially invited to attend the Annual Meeting of the Stockholders of Streamline Health Solutions, Inc. to be held on May 26, 2010, at 9:30 a.m., Eastern Time, at the offices of Streamline Health Solutions, Inc., 10200 Alliance Road, Suite 200, Cincinnati, Ohio 45242-4716, for the following purposes:

1.	Election of six directors each to hold office until a successor is duly elected and qualified at the 2011 Annual Meeting of Stockholders or otherwise or until any earlier removal or resignation;

2.	Vote on stockholder proposal, if properly presented at the Annual Meeting;

3.	To transact any and all other business that may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on April 6, 2010 will be entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof.

By Order of the Board of Directors

Donald E. Vick, Jr.
Interim Chief Financial Officer & Secretary

Cincinnati, Ohio
April 16, 2010

A proxy statement and proxy are submitted herewith. As a stockholder, you are urged to complete and mail the proxy promptly whether or not you plan to attend the Annual Meeting in person. The enclosed envelope for the return of the proxy requires no postage if mailed in the USA. Stockholders of record attending the meeting may personally vote on all matters that are considered in which event the signed proxies are revoked. It is important that your shares be voted. In order to avoid the additional expense to the Company of further solicitation, we ask your cooperation in mailing your proxy promptly.

Registration and seating will begin at approximately 9:00 a.m. Communication and recording devices will not be permitted at the Annual Meeting. A copy of the regulations for conduct at the Annual Meeting is attached as Annex 1 to the proxy statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2010 ANNUAL STOCKHOLDERS’ MEETING TO BE HELD ON MAY 26, 2010.

The Company’s Notice of Annual Stockholders’ Meeting, Proxy Statement for the 2010 Annual Stockholders’ Meeting and Annual Report on Form 10-K is also available at www.envisionreports.com/STRM.

STREAMLINE HEALTH SOLUTIONS, INC.
10200 Alliance Road, Suite 200
Cincinnati, Ohio 45242-4716

PROXY STATEMENT

The accompanying proxy is solicited on behalf of the Board of Directors (“Board”) of Streamline Health Solutions, Inc., a Delaware corporation (“the Company” or “Streamline Health®”), for use at the 2010 annual meeting of stockholders of the Company (“Annual Meeting”). The Annual Meeting will be held on May 26, 2010 at 9:30 a.m., Eastern Time, or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the offices of Streamline Health Solutions, Inc., 10200 Alliance Road, Suite 200, Cincinnati, Ohio 45242-4716. All holders of record of the Company’s common stock, par value $.01 per share (“Common Stock”), on April 6, 2010, the record date, will be entitled to notice of and to vote at the Annual Meeting. At the close of business on the record date, the Company had 9,556,179 shares of Common Stock outstanding and entitled to vote. A majority, or 4,778,090, of these shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting.

The proxy card, this Proxy Statement, and the Company’s fiscal year 2009 Annual Report on Form 10-K will be mailed to stockholders on or about April 20, 2010.

Voting Rights and Solicitation of Proxies

Stockholders are entitled to one vote for each share of Common Stock held. Shares of Common Stock may not be voted cumulatively.

The shares represented by all properly executed proxies which are timely sent to the Company will be voted as designated. Each proxy not designated will be voted “FOR” the Board’s nominees for election to the Board of Directors and “AGAINST” the stockholder proposal, if properly presented at the Annual Meeting. Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke it at any time before the shares subject to the proxy are voted by notifying the Corporate Secretary of the Company in writing or by attendance at the meeting and voting in person.

The expense of electronically hosting, printing and mailing proxy materials will be borne by the Company. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, officers, and other employees of the Company by personal interview, telephone, or facsimile. No additional compensation will be paid for such solicitation. The Company will request brokers and nominees who hold shares of Common Stock in their names to furnish proxy materials to beneficial owners of the shares and will reimburse such brokers and nominees for the reasonable expenses incurred in forwarding the materials to such beneficial owners.

The Company’s bylaws provide that the holders of a majority of all of the shares of Common Stock issued, outstanding, and entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Shares that are voted “FOR,” “AGAINST,” “WITHHELD” or “AGAINST,” as applicable, with respect to a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting with respect to such matter. If a broker, bank, custodian, nominee, or other record holder of shares indicates on a proxy that it does not have the discretionary authority to vote certain shares on a particular matter (“broker non-vote”), then those shares will not be considered entitled to vote with respect to that matter, but will be counted in determining the presence of a quorum.

In July 2009, the U.S. Securities and Exchange Commission, or SEC, approved a rule that changes the manner in which shares are voted in the election of directors. If you hold your shares through a broker, bank or other nominee, your broker is no longer permitted to vote on your behalf in an election of directors. For such shares to be voted and counted, you now must communicate your voting decisions to your broker, bank or other nominee, before the date of the Annual Meeting or else your shares will not be represented at the Annual Meeting.

All shares represented by valid proxies received prior to the Annual Meeting will be voted and, where a stockholder specifies by means of the proxy how the shares are to be voted with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If the stockholder fails to so specify, except for broker non-votes, the shares will be voted “FOR” the election of the Board’s nominees as directors and “AGAINST” the stockholder proposal, if properly presented at the Annual Meeting.

J. Brian Patsy, a Director and the co-founder of the Company, and the five other Directors of the Company, and the Named Executive Officers (as identified on page 7), together beneficially own 1,652,705 shares of Common Stock. Messrs. Patsy, Levy, Phillips, Turner, Miller, and VonderBrink, have each indicated that they intend to vote for the election of all those nominated by the Board for election as Directors. For information regarding the ownership of Common Stock by holders of more than five percent of the outstanding shares and by the management of the Company, see “Stock Ownership by Certain Beneficial Owners and Management.”

In accordance with Delaware law, a list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting at the principal executive offices of Streamline Health Solutions, Inc., 10200 Alliance Road, Suite 200, Cincinnati, Ohio 45242-4716, on May 26, 2010, and for ten days prior to the Annual Meeting, between the hours of 9:00 a.m. and 4:00 p.m. Eastern Time, at the principal executive offices of the Company.

PROPOSAL — ELECTION OF DIRECTORS

At the Annual Meeting, the stockholders will elect six Directors, comprising the entire membership of the Board, each to hold office until a successor is duly elected and qualified at the 2011 annual meeting of stockholders of the Company or otherwise or until any earlier resignation or removal. Shares represented by the accompanying proxy will be voted for the election of the six nominees recommended and nominated by the Board, unless the proxy is marked in such a manner as to withhold authority to vote. All nominees standing for reelection are currently serving as members of the Board and have consented to continue to serve. If any nominee for any reason is unable to serve or will not serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. The Company is not aware of any nominee who will be unable or unwilling to serve as a Director. The Company has not implemented a formal policy regarding Director attendance at the Annual Meeting. Typically, the Board holds its annual organizational meeting directly following the Annual Meeting, which results in most Directors being able to attend the Annual Meeting. All Directors, except for Richard C. Levy, M.D., attended the 2009 Annual Meeting and it is the current expectation that all Directors standing for reelection will attend the 2010 Annual Meeting.

Director candidates will be identified and recommended for nomination by the Governance and Nominating Committee of the Board of Directors with respect to future elections. All members of the Governance and Nominating Committee are independent Directors. The Governance and Nominating Committee and the Board have determined that a potential candidate to be nominated to serve as a Director should have the following primary attributes: high achievement expectations with regard to increasing stockholder value; uncompromising position on maintaining ethics; conservative attitude towards financial accounting and disclosure; and should be a stockholder of the Company to bring the perspective of a stockholder to the Board. The Governance and Nominating Committee and the Board believe that the composition of the Board as a whole should reflect diversified business experiences, education, knowledge of and skills relating to the healthcare and healthcare technology industries, sales and marketing, investment banking, accounting and finance, and knowledge of the Company’s operations. The Nominating and Governance Committee and the Board take all of these diversity factors into account when considering individual director candidates because they believe that these diversity factors can enhance the overall perspectives of the Board and of management.

To date, neither the Board nor the Governance and Nominating Committee has deemed it necessary to engage a third party search firm to assist in identifying suitable candidates for directors, but have the authority to do so in the future. Accordingly, no fees were paid to any such search firm in connection with the nominees for Directors named in this proxy statement. The Governance and Nominating Committee currently believes that the existing Committee and Board members and executive management of the Company have sufficient networks of business contacts that will likely form the candidate pool from which nominees will be identified. Once a candidate is identified, as many members of the Board as feasible will meet with such candidate and the Committee subsequently will evaluate the candidates using the criteria outlined above.

Provided a quorum is duly constituted at the Annual Meeting, the affirmative vote by the holders of a plurality of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of Directors is required to approve the election of Directors. A broker non-vote and a withheld vote are not counted for purposes of electing the Directors and will have no effect on the election. The Company’s Interim Chief Financial Officer will serve as the inspector of election for the election of the Directors.

Nominees For Election As Directors

The following incumbent Directors are being nominated by the Board for reelection to the Board: Richard C. Levy, M.D., Jay D. Miller, J. Brian Patsy, Jonathan R. Phillips, Andrew L. Turner and Edward J. VonderBrink.

Richard C. Levy, M.D., age 63, has been a Director of the Company since January 2001. He currently serves as a Professor at the University of Cincinnati, a position that he has held since 1984, and where he was the founding Chairman of the Department of Emergency Medicine. Dr. Levy is the founder of Medical Reimbursement, Inc., a privately held physician reimbursement company. He also serves as a member of the Executive Committee of UCP, Inc. a specialty medical practice group. Dr. Levy’s educational background consists of the following degrees: B.S. Chemistry — University of Kentucky, earned in 1968; M.D. Medical Science — University of Louisville, earned in 1972; M.P.H. Health Administration — Harvard University, earned in 1973.

Dr. Levy’s experiences in and knowledge of the medical profession as a physician and as an administrator, as noted above, provide practical insights into the Company’s products and services and the potential needs of the Company’s customers. These attributes are very relevant to Dr. Levy’s service as a Director of the Company given the Company’s focus on the healthcare industry.

Jay D. Miller, age 50, has been a Director of the Company since February 2009. In June 2009, Mr. Miller was named the President and Chief Executive Officer of Kappametrics, Inc., a medical technology company. Mr. Miller has worked approximately 25 years in the medical technology industry with executive-level responsibilities for product development, sales and marketing, and profit and loss. From 2002 to 2008, Mr. Miller served as President and Chief Executive Officer of Vital Images, Inc., a publicly held company and leading provider of enterprise-wide advanced visualization and analysis software solutions. Mr. Miller also served as a director of Vital Images, Inc., from 2002 to 2009. Prior to becoming president and CEO of Vital Images, Mr. Miller served as their Vice President of marketing and business development. From 1989 until his employment by Vital Images in 1997, Mr. Miller was employed by GE Medical Systems, Inc. in various marketing positions. Prior to GE, Mr. Miller served at Siemens Medical Systems as a product specialist providing technical marketing and sales support for Siemens’ MR products.

Mr. Miller is also a board member of the American Cancer Society (Upper Midwest division) and the Coulter Foundation of the University of Virginia. Mr. Miller is also on the board of Advisors of Northern X-ray Corp and RAZR Marketing. Mr. Miller’s educational background consists of the following degrees: Bachelor of Arts degree from Dartmouth College, majoring in Chemistry, earned in 1982; a Masters of Engineering degree from the University of Virginia, in Biomedical Engineering, earned in 1987; and a Masters of Business Administration degree from the J. L. Kellogg School of Management, Northwestern University, earned in 1994.

As the former President, CEO, and Director of a NASDAQ listed company, Vital Images, Inc. with over $70 million in revenue and 330 employees and having extensive knowledge of the healthcare industry, Mr. Miller brings valuable, relevant experience to the Company’s Board of Directors. In addition, he has served on various Nominating & Governance, Audit, Compensation and Strategy Committees. The Company’s Board of Directors has determined that Mr. Miller is an audit committee financial expert under SEC and NASDAQ standards.

J. Brian Patsy, age 59, is a founder of the Company and has served as President and Director of the Company or its predecessor since the Company’s or its predecessor’s inception in October, 1989. Mr. Patsy was appointed Chairman of the Board and Chief Executive Officer in March 1996. Mr. Patsy served as Chairman of the Board until May 27, 2009, when the Board of Directors determined to separate the roles of Chairman and Chief Executive Officer. He continues to serve as Chief Executive Officer. Prior to founding Streamline Health, Mr. Patsy served in various executive, management and engineering capacities with Wang Laboratories, AT&T, Ameritech, the Ohio Bell Telephone Company and the National Security Agency. Mr. Patsy has over 37 years of experience in the information technology industry. Mr. Patsy received a Masters of Business Administration from Kent State

University with a major in Finance and Economics in 1976 and a Bachelor of Science Degree in Electrical Engineering from the University of Akron in 1973.

Mr. Patsy brings valuable insight and knowledge about the Company to the Board of Directors due to his experience as the founder and CEO of the Company since its inception in 1989, his perspective as a Company stockholder who owns more than 10% of the Company’s outstanding stock, and his many years of working in the information technology industry.

Jonathan R. Phillips, age 37, has been a Director of the Company since May 2005 and was appointed Chairman of the Board on May 27, 2009. In 2005, Mr. Phillips founded Healthcare Growth Partners, a provider of strategic and financial advisory services to healthcare technology companies, and has served as its Managing Director since that time. Prior to founding Healthcare Growth Partners, Mr. Phillips was a member of the Healthcare Investment Banking Group at William Blair and Company, LLC, an investment banking company, where he provided financial advisory services to healthcare growth companies in the areas of mergers and acquisitions and equity offerings, including initial public offerings, secondary offerings and private placements. At William Blair, Mr. Phillips was a Vice President from 2002 to 2005 and an Associate from 2000 to 2001. Prior to William Blair, he served in various roles in the healthcare practice of Deloitte Consulting for more than four years where he provided strategic consulting to healthcare providers and other organizations.

Mr. Phillips has been a director since 2007 of Ophthalmic Imaging Systems, Inc., a public company that is a software and technology vendor for ophthalmology practices where he serves on the Audit, Compensation and Nominating Committees and chaired the Special Committee related to the recent acquisition by Ophthalmic Imaging Systems of a related company. Mr. Phillips also serves on the nonprofit Board of the Ray Graham Association where he is a member of the Finance Committee and on the nonprofit Board of Kickoff for Kids. Mr. Phillips is a securities principal having completed the Series 24, 7 and 63 exams. Mr. Phillips received a Masters of Business Administration at the J. L. Kellogg School of Management, Northwestern University in 1998, with a major in Finance, Marketing and Health Services Management, and a Bachelor of Arts from DePauw University with a major in Economics and Management in 1995.

Mr. Phillips is well qualified to serve as a Director of the Company. He brings a wealth of industry knowledge and experience to the Board of Directors as the founder and Managing Director of Healthcare Growth Partners, an investment banking firm focused on sub middle market healthcare information technology companies, where he has completed over 50 transactions involving healthcare companies, which transactions had an aggregate value of over $2 billion. He has also completed over 30 strategic advisory engagements for healthcare technology and services companies. These experiences within the healthcare sector allow Mr. Phillips to provide the Board with valuable insights and analysis as to strategic and financial developments within the industry and potential opportunities and consequences for the Company.

Andrew L. Turner, age 63, has been a Director of the Company since November 2006. He currently serves as Chairman of the Board of privately held Trinity Healthcare Systems, LLC, an operator of skilled nursing and assisted living facilities founded by Mr. Turner in 2009. Mr. Turner has also been a director of Watson Pharmaceuticals, Inc., a public company, since 1997, where he has served as Chairman of the Audit Committee, and the Chairman of the Governance and Nominating Committee. Mr. Turner was elected Chairman of the Board at Watson in 2008. Since 1994, Mr. Turner has also served as a director of The Sports Club Company, Inc., an upscale workout public company. From 1989 until August 2000, Mr. Turner served as Chairman of the Board and Chief Executive Officer of Sun Healthcare Group, Inc., a health care services provider. Mr. Turner received a Bachelor of Arts in Business Administration and Political Science from The Ohio State University in 1970.

Mr. Turner’s experiences in executive management in the health care and a variety of other industries allows him to provide the Board of Directors with different perspectives in managing and growing the Company’s business and developing the Company’s strategic direction. Mr. Turner’s service as a director of several other publicly held companies and on their different committees facilitates his ability to bring leadership to the Board with respect to its various committees.

Edward J. VonderBrink, CPA, age 65, has been a Director of the Company since May 2005. He is the retired Southeast Area Managing Partner of Grant Thornton LLP, Certified Public Accountants. Mr. VonderBrink began his career with Grant Thornton in 1967, became a partner in 1977, and served in such capacity until his retirement in 1999. He then became Director of the Entrepreneurial Center of Xavier University, in Cincinnati, OH from 2000 to 2004. He is currently an independent consultant to closely held businesses with emphasis on strategic planning. Mr. VonderBrink is a Certified Public Accountant. Mr. VonderBrink received his BSBA in accounting from Xavier University in 1966 and his Masters of Business Administration from Xavier University in 1968.

Mr. VonderBrink’s financial and accounting expertise are valuable attributes for his position as chairman of the Audit Committee of the Company’s Board of Directors. His experiences as a leader of a large organization, coupled with his work with smaller businesses and strategic planning, further qualifies him in general to be an effective Director of the Company. The Company’s Board of Directors has determined that Mr. VonderBrink is an audit committee financial expert under SEC and NASDAQ standards.

The Board of Directors has determined that Dr. Levy, Mr. Miller, Mr. Phillips, Mr. Turner and Mr. VonderBrink are “Independent Directors” in accordance with the standards set forth in Item 407(a)(1)(i) of Regulation S-K and in Rule 4200(a)(15) of The NASDAQ Stock Market Marketplace Rules.

There are no family relationships among any of the above named nominees for Director or among any of the nominees and any executive officers of the Company.

The Board recommends a vote “FOR” the election of each of the nominees.

Communications with the Board of Directors

Stockholders may communicate with the Board of Directors by sending a letter to Streamline Health Solutions, Inc. Board of Directors, c/o Corporate Secretary, 10200 Alliance Road, Suite 200, Cincinnati, OH 45242-4716. All communications directed to the Board of Directors will be transmitted promptly to all of the Directors without any editing or screening by the Corporate Secretary.

Board of Directors Meetings and Committees

The Board met twelve times during fiscal year 2009. Standing committees of the Board currently include the Audit Committee, the Compensation Committee, the Governance and Nominating Committee, and the Strategic Planning Committee. The Governance and Nominating Committee and the Strategic Planning Committee were newly formed during fiscal year 2009.

All nominees for election of Directors at the 2010 Annual Meeting were nominated by the unanimous consent of the current Board, including all of the independent Directors. The Board does not have a formal policy for the consideration of director candidates proposed by stockholders.

In fiscal year 2009, all current Directors attended all meetings of the Board and all committee meetings of the committees on which such Directors served during the period, except for two Directors who were unavailable for one committee meeting. Accordingly, all Directors attended more than 75% of such meetings.

In May 2009, the Board of Directors separated the positions of the Chairman of the Board and of the Chief Executive Officer, by naming Mr. Phillips as Chairman of the Board with Mr. Patsy continuing as Chief Executive Officer. The Board believes that this separation will allow Mr. Patsy to further focus his attention on the day to day operation of the business and leadership of the management team. The Board further believes that having an independent Chairman of the Board will provide better accountability between the Board and the Company’s management team, and will facilitate discussions among the Directors, formally and informally. As Chairman of the Board, Mr. Phillips is responsible for setting the Board meeting agendas in consultation with the Chief Executive Officer and the other Directors, and presides over Board and stockholder meetings. The Board believes that this structure provides strong leadership for the Board, while maintaining the Chief Executive Officer as the leader of the Company in the eyes of customers, employees and stockholders.

The Audit Committee is comprised entirely of independent Directors. Messrs. VonderBrink (Committee Chairman), Levy, Miller, and Turner, are presently the members of the Audit Committee. Mr. Phillips, as the independent Chairman of the Board, attends Audit Committee meetings in a non-voting capacity. The Audit Committee operates under a charter approved by the Board of Directors and which can be found at the Company’s web site at www.streamlinehealth.net/financial.shtml. The Audit Committee met separately as a committee three times during fiscal year 2009. The Audit Committee, along with management, met as part of the whole Board of Directors to review each of the Company’s quarterly and annual financial statements filed on Form 10-Q or Form 10-K, prior to the filing of those reports with the SEC. The Audit Committee Chairman separately discusses the Company’s financial reports with the auditors on a regular basis. The Audit Committee’s functions include the engagement of the Company’s independent registered public accounting firm, review of the results of the audit engagement and the Company’s financial results, review of the Company’s financial statements by the independent registered public accounting firm and their opinion thereon, review of the auditors’ independence, review of the effectiveness of the Company’s internal controls and similar functions and approval of all auditing and non-auditing service performed by the independent registered public accounting firm for the Company. The Board of Directors has determined that Mr. VonderBrink is an audit committee financial expert. See “Nominees For Election As Directors” for the biographical information of Mr. VonderBrink

The Compensation Committee is comprised entirely of independent Directors. Messrs. Levy (Committee Chairman), Miller, and VonderBrink, are presently the members of the Compensation Committee. Mr. Phillips, as the independent Chairman of the Board, attends Compensation Committee meetings in a non-voting capacity. The Compensation Committee does not have a formal written charter but retains full authority to determine all compensation matters for the Named Executive Officers. The Compensation Committee met two times during fiscal year 2009. The Compensation Committee reviews the performance of and establishes the salaries and all other compensation of the Company’s Named Executive Officers. The Compensation Committee also administers the Company’s 2005 Incentive Compensation Plan and is responsible for recommending grants of Equity Awards under the plan, subject to the approval of the Board.

The Governance and Nominating Committee is comprised entirely of independent Directors. Messrs. Miller (Committee Chairman), Phillips and VonderBrink, are presently the members of the Governance and Nominating Committee. The purpose of the Governance and Nominating Committee is to assist the Board in complying with and overseeing the Corporation’s Code of Business Conduct and Ethics (“Code”); review and consider developments in corporate governance practices; identify and recommend individuals to the Board for nomination as members of the Board and its committees; and develop and oversee the process for nominating Board members. The Governance and Nominating Committee operates under a charter approved by the Board of Directors and which can be found at the Company’s web site at www.streamlinehealth.net/financial.shtml. The Governance and Nominating Committee met three times during fiscal year 2009.

The Governance and Nominating Committee has established procedures through which confidential complaints may be made by employees, directly to the Chairman of the Governance and Nominating Committee, regarding: illegal or fraudulent activity; questionable accounting, internal controls or auditing matters; conflicts of interest, dishonest or unethical conduct; disclosures in the Company’s SEC filings; violations of the Company’s Code of Conduct and Ethics; or any other matters of questionable actions.

The Governance and Nominating Committee has also established a review process for all members of the Board of Directors. In this process, all members perform a self-review and assessment of their own performance as a Director and also review and provide constructive feedback of all the other Directors. The Governance and Nominating Committee oversees a similar 360 degree review process for the Company’s CEO where he is reviewed by himself, by the Directors, and by his direct management reports.

Messrs. Turner (Chairman), Phillips, and Patsy are presently the members of the Strategy Committee. The purpose of the Strategy Committee is to work with the CEO and senior management to oversee the development of the Company’s strategic plan and to assess and evaluate strategic and financial opportunities for the Company. The Strategy Committee met three times during fiscal year 2009.

The independent Directors of the Board periodically meet in executive session as part of regularly scheduled Board Meetings. Mr. Phillips, as the independent Chairman of the Board, presides over these executive sessions.

Code of Conduct and Ethics

The Board of Directors has adopted the Streamline Health Solutions, Inc. Code of Conduct and Ethics which applies to all Directors, officers, (including its Chief Executive Officer, Chief Financial Officer, Controller, and any person performing similar functions) and employees. The Company has made the Code of Conduct and Ethics available on its web site at www.streamlinehealth.net/financial.shtml.

STOCK OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of April 6, 2010, with respect to the beneficial ownership of Common Stock by: (i) each stockholder known by the Company to be the beneficial owner of more than 5% of Common Stock; (ii) each Director and each nominee for Director; (iii) each Named Executive Officer listed in the Summary Compensation Table; and (iv) all Directors and current Named Executive Officers as a group.

	Amount and
	Nature of
	Beneficial	Percent
Name and Address of Beneficial Owner[1]	Ownership	of Class[2]

Eric S. Lombardo	1,336,052	14.0%
7173 Royalgreen Drive Cincinnati, Ohio 45244
J. Brian Patsy	1,166,235	12.2%
10200 Alliance Road, Suite 200 Cincinnati, Ohio 45242-4716
Sharon Brightman	975,284	10.2%
5019 Parkview Court Centerville, OH 45458
Richard C. Levy, M.D.[3]	90,140	*
Jay D. Miller[4]	16,961	*
Jonathan R. Phillips[5]	75,140	*
Andrew L. Turner[6]	57,599	*
Edward J. VonderBrink[7]	62,140	*
Joseph O. Brown, II8	53,749	*
B. Scott Boyden, Jr.[9]	31,433	*
Gary M. Winzenread[10]	62,042	*
Donald E. Vick, Jr.[11]	37,266	*
All current Directors and Named Executive Officers as a group (10 persons)	1,652,705	16.8%

*	Represents less than 1%.

[1]	Unless otherwise indicated below, each person listed has sole voting and investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable. For purposes of this table, shares subject to stock options or warrants are considered to be beneficially owned if by their terms they may be exercised as of the date of mailing of this Proxy Statement or if they become exercisable within sixty days thereafter.

[2]	These percentages assume the exercise of certain currently exercisable stock options and warrants.

[3]	Includes 38,474 shares owned by Dr. Levy and 51,666 shares that are issuable upon the exercise of currently exercisable options.

[4]	Includes 11,961 shares owned by Mr. Miller and 5,000 shares that are issuable upon exercise of currently exercisable options.

[5]	Includes 33,474 shares owned by Mr. Phillips and 41,666 shares that are issuable upon exercise of currently exercisable options.

[6]	Includes 32,600 shares owned by Mr. Turner and 24,999 shares that are issuable upon exercise of currently exercisable options.

[7]	Includes 20,474 shares owned by Mr. VonderBrink and 41,666 shares that are issuable upon exercise of currently exercisable options.

[8]	Includes 26,620 shares owned by Mr. Brown, 830 shares of which Mr. Brown is custodian under the Uniform Gifts to Minor Act and 26,299 shares that are exercisable by Mr. Brown upon the exercise of currently exercisable options. Mr. Brown first became an executive officer of the Company in October 2007. See “Executive Compensation — Employment Agreements.”

[9]	Includes 8,633 shares owned by Mr. Boyden and 22,800 shares that are exercisable by Mr. Boyden upon the exercise of currently exercisable options. Mr. Boyden first became an executive officer of the Company in June 2008. See “Executive Compensation — Employment Agreements.”

[10]	Includes 38,089 shares owned by Mr. Winzenread and 23,953 shares that are issuable upon exercise of currently exercisable options. Mr. Winzenread first became an executive officer of the Company in October 2007. See “Executive Compensation — Employment Agreements.”

[11]	Includes 3,010 shares owned by Mr. Vick and 3,349 shares held of record by Mr. and Mrs. Vick as joint tenants in common with the right of survivorship over which Mr. and Mrs. Vick share investment power. Mr. Vick’s beneficial ownership also includes 30,907 shares that are issuable upon the exercise of currently exercisable stock options. Mr. Vick first became an executive officer of the Company in February 2002. See “Executive Compensation — Employment Agreements.”

EXECUTIVE COMPENSATION

Compensation Overview

The Company qualifies as a “smaller reporting company” under the SEC’s rules. The Company has elected to comply with the disclosure requirements applicable to smaller reporting companies. Accordingly, this Executive Compensation summary is not intended to meet the “Compensation Discussion and Analysis” disclosure required of larger reporting companies.

Role of the Compensation Committee.  All compensation for the Named Executive Officers of the Company is determined by the Compensation Committee of the Board of Directors which is composed only of independent Directors. The Compensation Committee is charged with responsibility for reviewing the performance and establishing the total compensation of the Company’s Named Executive Officers on an annual basis. The Committee often discusses compensation matters as part of regularly scheduled Board meetings and among the Committee members outside of regularly scheduled meetings. The Compensation Committee administers the Company’s 2005 Incentive Compensation Plan and the Company’s 1996 Stock Purchase Plan and is responsible for recommending grants of equity awards under the 2005 Incentive Compensation Plan to the Board of Directors for approval. The Chief Executive of the Company annually makes recommendations to the Compensation Committee regarding base salary, Non-equity Incentive Plan compensation and equity awards, which recommendations are considered by the Compensation Committee, however, the Committee retains full discretion and authority over the final compensation decisions for the Named Executive Officers. The Compensation Committee does not have a formal written charter.

The Compensation Committee has full authority to engage independent compensation consultants. The Committee has in the past, and may in the future, directly commission compensation studies from such consultants to provide benchmark and other data to be used by the Compensation Committee in determining the compensation and benefits for the Named Executive Officers. The Compensation Committee does not obtain such compensation studies on an annual basis and, in 2009, the Committee did not use any current benchmark data in setting compensation for the Named Executive Officers.

Compensation Philosophy and Objectives.  The Compensation Committee believes that compensation for the Named Executive Officers should be based on the performance of the Company. Because the Company is small, the performance of the Named Executive Officers directly affects all aspects of the Company’s results. Therefore, the Compensation Committee typically has developed variable compensation packages for the Named Executive Officers that are entirely or largely based on the Company’s performance rather than upon individual performance measures. In 2009, compensation for Mr. Patsy, the Chief Executive Officer, and for Mr. Vick, the interim Chief Financial Officer, was based entirely on the Company’s performance. Compensation for Mr. Winzenread, Senior Vice President Product Development and Strategy, and for Mr. Brown, Vice President Consulting Services and Chief Information Officer, was based two-thirds on Company performance and one-third on obtaining certain performance objectives directly related to their respective areas of responsibility — for Mr. Winzenread, delivery of products currently under development, and for Mr. Brown, hosting operations and custom consulting services. Unlike the other Named Executive Officers, Mr. Boyden’s compensation was based entirely on his individual performance in meeting specific sales achievement objectives. The Compensation Committee also considers the Company’s industry and geographic location norms in determining the various elements and amounts of compensation for the Named Executive Officers.

During fiscal year 2009, the Compensation Committee suspended bonuses for all Named Executive Officers and all employees, other than Mr. Boyden whose bonus opportunities were directly tied to meeting specified sales targets. At the conclusion of the year, the Compensation Committee reconsidered this suspension based upon the achievement of favorable year-end results and determined that year-end bonus awards to the Named Executive Officers and employees would be appropriate in recognition of those achievements. In order to facilitate cash flow and to provide additional incentive for recipients to remain with the Company, the Compensation Committee further determined that, other than for Mr. Boyden, such year-end bonuses would be paid 50% in cash and 50% in restricted stock that will vest on March 31, 2011 if the recipient is still employed by the Company at that time. Mr. Boyden’s bonuses for 2009 were paid 100% in cash, consistent with the sales commission nature of his bonuses.

The Compensation Committee believes that several factors are critical to the future success of the Company. These factors include the quality, appropriate skills and dedication of the Named Executive Officers.

The Compensation Committee’s compensation objectives are to attract and retain highly qualified individuals with a demonstrated record of achievement; reward past performance; provide incentives for future performance; and align the interests of the Named Executive Officers with the interests of the stockholders. To do this, the Company must offer a competitive total compensation package consisting of: base salary, annual non-equity incentive compensation opportunities, long-term incentives in the form of equity awards, and employee benefits.

Compensation Structure.  The Compensation Committee establishes a total targeted cash compensation amount for each Named Executive Officer, which includes base salary and non-equity incentive compensation (sometimes generically referred to herein as bonuses), is intended to be an incentive for the Named Executive Officers to achieve above normal financial results at the Company level and to appropriately compensate the Named Executive Officers for successfully achieving such Company performance. All of the elements of the Company’s executive compensation program are designed to deliver both year-to-year and long-term stockholder value increases. A significant portion of the executives’ compensation is at-risk, vests over time if equity based, and is tied directly to the Company’s short-term and long-term success.

The Named Executive Officer non-equity incentive compensation is based on the Company’s operational performance which the Compensation Committee believes reflects the ability of the Named Executive Officer to increase stockholder value in both the short-term and long-term. The individual amounts and mix of compensation elements are established based on the determination of the Committee as to whether each particular element provides an appropriate incentive for expected performance that would enhance stockholder value. These elements include performance factors related to financial and operational goals established for the Named Executive Officers each year.

The Committee also considers each Named Executive Officer’s current salary and prior-year incentive compensation along with the appropriate balance between long-term and short-term incentives.

Key elements of Executive Compensation.

Base Salaries.  Salaries are established based on the individual responsibilities of the Named Executive Officers in the competitive marketplace in which the Company operates at levels necessary to attract and retain the executive. Base salaries are reviewed annually and adjusted periodically to take into account promotions, increases in responsibility, inflation and increased experience and competitive compensation levels as recommended by the Chief Executive Officer with respect to the other named Executive Officers.

In fiscal year 2009, the Compensation Committee established the base salary for each of the Named Executive Officers as follows: Mr. Patsy, the Chief Executive Officer, $263,200; Mr. Vick, the Controller and Interim Chief Financial Officer, $120,067; Mr. Winzenread, Sr. Vice President Product Development and Strategy, $182,000; Mr. Brown, Vice President Consulting Services and Chief Information Officer, $171,600; and Mr. Boyden, Sr. Vice President Sales and Marketing, $187,400. These base salaries reflect no increase from the prior year except for Mr. Vick who received a 9.6% increase to reflect his increased responsibilities in his new role as Interim Chief Financial Officer.

The Compensation Committee further established the 2010 base salary for each of the Named Executive Officers as follows: Mr. Patsy, the Chief Executive Officer, $263,200; Mr. Vick, the Controller and Interim Chief Financial Officer, $130,067 (including a $10,000 increase relating Mr. Vick’s responsibilities as Interim Chief Financial Officer); Mr. Winzenread, Vice President Product Development and Strategy, $182,000; Mr. Brown, the Vice President Administrative Services and Chief Information Officer, $171,600; and Mr. Boyden, the Sr. Vice President Sales and Marketing, $187,400.

Non-equity Incentive Compensation.  Annually, the Compensation Committee establishes a non-equity incentive compensation plan, a “pay for performance plan,” to incent and reward superior Company performance for the forthcoming fiscal year. The cash payments under this plan are paid quarterly based on a predetermined formula if the financial performance objectives required by the plan are met. The plan has a minimum threshold below which no incentive compensation is earned and has no upper limit on the amount that can be earned. The Compensation Committee sets the financial objectives in the plan at levels which the Committee believes are achievable, but not assured, and they are in line with both the short-term and long-term interests of the stockholders.

The 2009 non-equity incentive compensation plan targets were set to achieve: (i) a specific dollar amount of revenues and (ii) a specific dollar amount of operating profit for each quarter and for the fiscal year as a whole. The plans provide for the payment to the Named Executive Officers of “target payouts” based in dollars, which payouts can be earned upon achieving either the targeted revenue or operating profit goals or both as established by the Compensation Committee. Participating executives are entitled to a payment of 100% of the specified amount of the “targeted payouts” if the Company achieves the targeted revenues and operating profit. If the Company’s revenues are less than 100% of the target, then the Named Executive Officers receive a reduced payout, provided the Company’s actual revenues were greater than 70% of the targeted revenues for any payouts to be made. If the Company’s operating profits are less than 100% of the target, then the Named Executive Officers receive reduced payouts, provided that the Company’s actual operating profit must be greater than 60% of the targeted operating profits. At greater than 60% but less than 100% of the targeted operating profit, the payments are reduced, based on an acceleration factor. For example, achieving 90% of the targeted operating profit would result in the payment of only 75% of the target payout. If the Company achieved 60% or less of the targeted operating profit, no payout could be earned under the plan. If the Company exceeded 100% of the targeted operating profit, then the payout to the Named Executive Officers would be increased by an accelerated bonus percentage. For example, if the Company exceeded the targeted operating profit or revenues by 100%, then the payout earned would be 300% of the respective “target payout”. There is no upper limitation of the potential payout amounts for exceeding the targeted amount of operating profits. The calculation of the payout of the revenue target is similar to operating profit example above. The Compensation Committee establishes the targeted payouts for each Named Executive Officer, with the Chief Executive Officer able to earn the largest target payout, but the payout percentage is the same for each Named Executive Officer so that all of the Named Executive Officers bear the same potential risk and benefit from the Company’s actual performance.

The 2009 annual revenue target and operating profit improvement target were $18,789,000 and $2,144,000 respectively.

In 2009, the Company achieved 97% of its targeted annual revenues and 151% of its targeted operating profit improvement. Bonuses were paid accordingly based upon the formulas described above; however, only 50% of the amounts earned were paid in cash with the remaining 50% paid in restricted stock with a one year vesting period beginning in March, 2010. Mr. Patsy earned a total of $52,445 for this portion of the plan, Mr. Winzenread earned $23,905, Mr. Brown earned $9,738, and Mr. Vick earned $12,043. Mr. Boyden received cash payouts totaling $69,678, including related advanced payments, for amounts earned in the first three quarters of the fiscal year. His fourth quarter earnings under the plan was an additional $13,860 which was paid 100% in cash. Mr. Brown and Mr. Winzenread also received an additional $2,022 and $4,963, respectively, relating to the personal objectives portion of their compensation plans. These were also paid 50% as cash and 50% as restricted stock with a one year vesting period beginning in March 2010.

The Compensation Committee established a non-equity incentive compensation plan for each Named Executive Officer, for fiscal year 2010. The 2010 plans are similar to the 2009 plans except as follows.

Mr. Patsy’s 2010 target for this non-equity incentive compensation is $25,269 which is based upon a revenue achievement goal, and Mr. Winzenread’s 2010 target is $20,133 based upon specific product delivery goals. Each Named Executive Officer’s targeted non-equity incentive compensation amounts were reduced in 2010 by the amount of the grant date fair value to be recognized in the 2009 financial statements of the Company for the long-term equity awards granted in January, 2009. As a result, there is not expected to be an increase in any Named Executive Officer’s total on-goal compensation, when considering base salary, non-equity incentive compensation and annual amortized amount of the grant date fair value for the long-term equity awards granted, other than the base salary increase for Mr. Vick noted above.

Long-term Equity Awards.  The Compensation Committee makes recommendations to the full Board regarding the granting of equity awards under the Company’s 2005 Incentive Compensation Plan. The Compensation Committee has the ability and flexibility under the 2005 Incentive Compensation Plan to determine from time to time the specific type of award and the related terms and conditions related thereto that the Committee believes are best designed at that time to provide a strong incentive for superior performance and continued service to the Company. The 2005 Incentive Compensation Plan provides for grants of stock options, stock appreciation rights and shares of restricted stock. The Compensation Committee believes that properly structured and timed long-term equity awards can encourage executive retention as such awards can be made subject to vesting, performance achievement over time or other achievement or termination provisions. Long-term equity awards should be given to executive officers and other employees who successfully demonstrate a capacity for contributing directly to the success of the Company.

The Compensation Committee does not currently have a policy for the automatic awarding of equity awards to the Named Executive Officers or other employees of the Company. Grants are made periodically, based on individual past performance, and other criteria deemed relevant by the Compensation Committee at the time awards are made. The Compensation Committee did not grant any equity awards to the Named Executive Officers in 2009 as noted in detail in the compensation discussion below other than year-end payments in the form of restricted stock grants in lieu of 50% of the bonuses that would have been paid as cash under the Non-equity Incentive Compensation Plan, as noted above.

In April 2010, the Compensation Committee granted stock options to the Named Executive Officers at an exercise price of $1.995 per share with a three year vesting period and a ten year option life. Mr. Patsy was granted 37,500 of these options; Mr. Winzenread, 25,931; Mr. Brown 24,449; and Mr. Vick 17,036, respectively.

Benefits.  The Company provides Group Life Insurance, Health and Dental Care Insurance, Employee Stock Purchase Plan Discounts, Long-term Disability Insurance, 401(k) Plan matching contributions and similar benefits to all employees, including the Named Executive Officers. These benefits do not discriminate in scope, terms or operation in favor of the Named Executive Officers.

Perquisites.  The Company provides the Named Executive Officers with an annual automobile allowance that the Compensation Committee believes is reasonable, competitive and consistent with the Company’s overall executive compensation program. The automobile allowance and all other benefits that could be considered perquisites amount to less than $10,000 per year for each Named Executive Officer individually.

Employment and Indemnification Agreements.  The Company has employment agreements with each of its Named Executive Officers. Those agreements provide each Named Executive Officer with certain benefits upon termination of employment as discussed below. The Company has also entered into indemnification agreements with each of its Named Executive Officers and Directors. Each indemnification agreement provides that the Company will indemnify the covered individual to the full extent permitted by Delaware law. The indemnification agreement also requires the Company to maintain directors and officers insurance coverage substantially equivalent to the Company’s current coverage of $14,000,000, provided that the costs of maintaining such insurance does not become substantially disproportionate to the coverage obtained and that such insurance is reasonably available to the Company.

Mr. Patsy’s Employment Agreement.  The Company has entered into an employment agreement with Mr. Patsy, the Company’s Chief Executive Officer. The agreement covers the period February 1, 2010 through January 31, 2011, with provisions for automatic annual renewals and contains the provisions described below and other usual and customary provisions found in executive employment agreements. The agreement provides that he will serve as the Company’s President and/or Chief Executive Officer throughout the term of the agreement; his base salary will be $263,200, in 2010, subject to annual adjustment thereafter at the discretion of the Compensation Committee. If his employment is terminated for reasons other than Good Cause, Death or Disability, he will receive severance equal to twelve months total compensation, including base compensation and the higher of the Non-equity Incentive Compensation Plan awards paid in the prior year or earned in the current fiscal year to date all of which shall be paid within 90 days following termination. He is also eligible to receive without cost all employee benefits including health care to the same extent and at the same levels as other executives are then participating for a period of two years from the date of termination. The current estimated annual cost of these employee benefits is $16,041, and the total cost to the Company upon termination in such events would be $347,727 based upon his base salary and non-equity incentive compensation in 2009 and 2010. He will be subject to a non-compete provision for a period of one year following termination of employment, which period may be extended for an additional year at the discretion of the Company upon payment of additional severance equal in amount to the first severance payment.

In addition, Mr. Patsy’s employment agreement provides that in the event of a change of control the agreement will automatically be extended for one year from the date of the change in control. In the event of termination by the Board without good cause, or if Mr. Patsy terminates his employment agreement due to a material reduction in his duties or compensation or if his employment agreement is terminated within one year after a change in control, he will be entitled to all of the severance benefits noted above. The employment agreement also provides that during the term of the agreement, and for a period of two years thereafter Mr. Patsy will not compete with the Company in the healthcare information systems industry, including serving as an employee, officer, director, consultant, stockholder, or general partner of any entity other than the Company. In addition, Mr. Patsy will agree to assign to the Company all of his interest in any developments, discoveries, inventions, and certain other interests developed by him during the course of employment with the Company, and not to use or disclose any proprietary information of the Company at any time during or after the course of employment with the Company.

Mr. Vick’s Employment Agreement.  Mr. Vick, the Company’s Controller, Interim Chief Financial Officer, Treasurer and Secretary, upon his initial employment with the Company, entered into a standard employment agreement that all Company employees enter into. The agreement has no term and the Company, at will, upon 14 day’s prior written notice, can terminate employment. The agreement contains usual and customary provisions related to compensation, employee benefits, and nondisclosure of trade secrets, research and development, restrictions on employment by a competitor, solicitation of Company employees or customers and return of company property. The agreement provides that he will serve as the Company’s Controller; his base salary will be $130,067, in 2010 while also serving as the Interim Chief Financial Officer, subject to annual adjustment thereafter at the discretion of the Compensation Committee. Mr. Vick’s employment agreement does not provide any additional compensation upon his termination, whether or not in connection with a change in control of the Company. However, the terms of Mr. Vick’s stock options would result in the accelerated vesting of his unvested stock options in the event of a change in control. The Compensation Committee has authorized the Company to negotiate a new employment agreement with Mr. Vick in 2010, which agreement is anticipated to continue his existing compensation structure but would contain similar terms as in the employment agreements for the other Named Executive Officers.

Mr. Winzenread’s Employment Agreement.  The Company has entered into an employment agreement with Mr. Winzenread, the Company’s Vice President Product Development and Strategy. The agreement covers the period June 1, 2009 through May 31, 2010, with provisions for automatic annual renewals and contains the provisions described below and other usual and customary provisions found in executive employment agreements. The agreement provides that he will serve as the Senior Vice President Product Development and Strategy throughout the term of the agreement, his base salary will be $182,000, subject to annual adjustment thereafter at the discretion of the Compensation Committee. If his employment is terminated for reasons other than Good Cause, Death or Disability, he will receive severance equal to sixty percent times the then current annual salary and sixty percent of the higher of the Non-equity Incentive Compensation Plan awards paid in the prior fiscal year or earned in the then current fiscal year to date all of which shall be paid within 90 days following termination. He will also be subject to a non-compete provision for a period of one year following termination of employment. In the event that, within twelve months of a change in control, his employment is terminated, he will receive a lump sum payment equal to sixty percent of his then current salary and all stock options granted shall immediately vest in full. The total cost to the Company upon termination in such events would be $126,520 based upon his base salary and non-equity incentive compensation in 2009 and 2010.

Mr. Brown’s Employment Agreement.  The Company has entered into an employment agreement with Mr. Brown, the Company’s Vice President Consulting Services and Chief Information Officer. The agreement covers the period February 1, 2010 through January 31, 2011, with provisions for automatic annual renewals and contains the provisions described below and other usual and customary provisions found in executive employment agreements. The agreement provides that his base salary will be $171,600, in 2010, subject to annual adjustment thereafter at the discretion of the Compensation Committee. If his employment is terminated for reasons other than Good Cause, Death or Disability, he will receive severance equal to sixty percent times the then current annual salary and sixty percent of the higher of the Non-equity Incentive Compensation Plan awards paid in the prior fiscal year or earned in the then current fiscal year to date all of which shall be paid within 90 days following termination. He will also be subject to a non-compete provision for a period of one year following termination of employment. In the event that, within twelve months of a change in control, his employment is terminated, he will receive a lump sum payment equal to sixty percent of his then current salary and all stock options granted shall immediately vest in full. The total cost to the Company upon termination in such events would be $110,016 based upon his base salary and non-equity incentive compensation in 2009 and 2010.

Mr. Boyden’s Employment Agreement.  The Company has entered into an employment agreement with Mr. Boyden, the Sr. Vice President Sales and Marketing. The agreement covers the period June 16, 2009 through June 30, 2010, with provisions for automatic annual renewals and contains the provisions described below and other usual and customary provisions found in executive employment agreements. The agreement provides that he will serve as the Sr. Vice President Sales and Marketing throughout the term of the agreement, his base salary will be $187,400, subject to annual adjustment thereafter at the discretion of the Compensation Committee. The Company has notified Mr. Boyden that his agreement will not be renewed and that his employment agreement will expire and his employment will end as of June 30, 2010. He will be subject to a non-compete provision for a period of one year following the expiration of his employment agreement and employment term.

Section 162(m).  Based on the Compensation Committee’s past compensation practices, the Committee does not currently believe that Section 162 (m) of the Internal Revenue Code, which limits the deductibility of executive compensation in certain events, will adversely affect the Company’s ability to obtain a tax deduction for compensation paid to its Named Executive Officers.

Nonqualified Deferred Compensation.  The Company has no deferred compensation plans for its Named Executive Officers or any other employees. However, the American Jobs Creation Act of 2004 which was signed into law on October 22, 2004, changed the tax rules applicable to nonqualified deferred compensation arrangements and, in certain circumstances, may apply to equity awards, severance payments and other forms of compensation that may constitute deferred compensation for purposes of Section 409A of the Internal Revenue Code. The final regulations under Section 409A are now in effect and the Company believes it is operating in compliance.

Summary of Cash and Certain Other Compensation

The following table is a summary of certain information concerning the compensation earned during the last two fiscal years by the Company’s Chief Executive Officer, Chief Financial Officer, the Company’s three other current Named Executive Officers. These five individuals are collectively referred to herein as the “Named Executive Officers.”

Summary Compensation Table

				Restricted	Non-Equity
			Option	Stock	Incentive Plan	All Other
		Salary[1]	Awards[11]	Awards[11,12]	Compensation[12]	Compensation(2, 3 & 4)	Total
Name and Principal Position[10]	Year	($)	($)	($)	($)	($)	($)

J. Brian Patsy[5]	2009	263,200	—	26,223	26,223	9,800	325,446
Chairman of the Board, Chief	2008	263,200	87,750	—	9,100	9,236	369,286
Executive Officer and President
Gary M. Winzenread[6]	2009	182,000	—	14,433	14,433	7,514	218,380
Sr. Vice President Product Development and Strategy	2008	182,000	89,479	—	11,459	7,967	290,905
Joseph O. Brown II7	2009	171,600	—	5,880	5,880	7,098	190,458
Vice President Administrative	2008	171,600	57,211	—	3,900	7,254	239,965
Services and Chief Information Officer
B. Scott Boyden, Jr.[8]	2009	187,400	—	—	70,938	22,400	280,738
Sr. Vice President Sales and Marketing	2008	118,175	83,178	—	—	12,885	214,238
Donald E. Vick, Jr.[9]	2009	120,067	—	6,021	6,021	4,986	137,095
Controller, Interim Chief Financial	2008	109,567	36,530	—	1,950	4,642	152,689
Officer, Interim Secretary and Interim Treasurer

[1]	Includes amounts contributed by the officers to the Company’s 401(k) plan.

[2]	Does not include perquisites and other personal benefits, the aggregate amount of which with respect to each of the Named Executive Officers does not exceed $10,000 reported for that year.

[3]	Includes the Company’s matching contribution to the 401(k) Plan equal to a 100% match on the first 4% of the employee’s compensation which is available to all employees who participate in the plan.

[4]	Excludes Group Life Insurance, Health Care, Employee Stock Purchase Plan Discounts, Long-term Disability Insurance and similar benefits provided to all employees that do not discriminate in scope, terms or operations in favor of the Named Executive Officers.

[5]	For additional information on Mr. Patsy see “Nominees for Election as Directors.”

[6]	Mr. Winzenread is 45 years old and was appointed Vice President Product Development and Strategy in October 2007.

[7]	Mr. Brown is 49 years old and was appointed Vice President Client Services and Chief Information Officer in October 2007: prior thereto he served as Chief Information Officer. He was named Vice President Consulting Services and Chief Information Officer in February 2009. He was named Vice President Administrative Services in April 2010.

[8]	Mr. Boyden is 46 years old and was appointed Senior Vice President Sales and Marketing in June 2008. His Other Compensation includes advanced commissions of $7,875 in 2008 and $12,600 in 2009.

[9]	Mr. Vick is 46 years old and was appointed Controller in February 2002; prior thereto he served as the Company Assistant Controller. Mr. Vick was also appointed Interim Chief Financial Officer, Treasurer and Secretary in November 2008.

[10]	All officers serve at the pleasure of the Board of Directors and are appointed annually to their current positions.

[11]	The amounts included in the table above reflect the total grant date fair at the time of the grant and were determined in accordance with Financial Accounting Standards Board ASC Topic 718. The assumptions used in determining the grant date fair values of these awards are set forth in footnote I to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended January 31, 2010 filed with the SEC.

[12]	One half of the 2009 year-end incentive payments were paid in cash and the remaining half was paid in restricted stock with a one year vesting period beginning in March, 2010. As a result, Mr. Patsy received 13,111 shares of restricted stock as part of this year-end grant; Mr. Winzenread received 7,216 shares; Mr. Brown received 2,940 shares; and Mr. Vick received 3,010 shares, respectively. The shares were valued based on the closing price for a share of the Company’s common stock on The NASDAQ Stock Market on March 31, 2010, which price was $2.00.

2009 Plan-Based Award Grants

With respect to the 2009 fiscal year the Named Executive Officers were awarded the restricted stock grants described above in the Summary Compensation Table, including footnote 12 thereto.

Outstanding Equity Awards at 2009 Fiscal Year End1

The following table sets forth information with respect to the Named Executive Officers equity awards outstanding as of January 31, 2010, and as of March 31, 2010 with respect to restricted stock awards that were granted to the Named Executive Officers as part of their fiscal year 2009 compensation.

					Equity
					Incentive	Equity
	Number of	Number of			Plan Awards:	Incentive
	Securities	Securities			Number of	Plan Awards:
	Underlying	Underlying	Option		Unearned	Market Value of
	Unexercised	Unexercised	Exercise	Option	Shares That	Unearned Shares
	Options (#)	Options (#)	Price	Expiration	Have Not	That Have Not
Name	Exercisable	Unexercisable	($)	Date	Vested (#)	Vested ($)

J. Brian Patsy					13,111	26,223
	25,000	50,000	1.80	1/26/19
Joseph O. Brown II					2,940	5,880
	10,000	—	1.95	8/1/13
	16,299	32,599	1.80	1/26/19
Donald E. Vick, Jr.					3,010	6,021
	10,000	—	1.50	4/19/10
	8,000	—	0.53	1/7/11
	10,407	20,815	1.80	1/26/19
	2,500	—	1.95	8/1/13
Gary M. Winzenread					7,216	14,433
	17,287	34,575	1.80	1/26/19
	6,666	13,334	2.19	5/21/18
B. Scott Boyden, Jr.					—	—
	17,800	35,600	1.80	1/26/19
	5,000	10,000	2.10	6/16/18

[1]	The closing market price for one share of Common Stock on January 31, 2010, the end of fiscal year 2009, was $2.21.

[2]	The Compensation Committee awarded restricted stock to Named Executive Officers on March 31, 2010 relating to the 2009 fiscal year. See Summary Compensation Table restricted stock awards column and footnote 12 thereto.

Option Exercises and Stock Vested in 2009

The only shares of Common Stock that were acquired by any Named Executive Officer on exercise of outstanding option awards in the Company’s fiscal year 2009 were by Mr. Brown who exercised 5,000 options with a weighted average cost of $1.50 per share. As of January 31, 2010, the Company had never issued stock awards to any of the Named Executive Officers other than in the form of stock options. As described above, on March 31, 2010, the Company granted restricted stock awards in payment of 50% of the cash bonuses that were otherwise payable to Messrs. Patsy, Winzenread, Brown and Vick.

Directors Compensation

The Company currently pays each of the Independent Directors fees of: (i) an annual retainer of $5,000, (ii) $1,000 for each regularly scheduled Board meeting attended, and (iii) $1,000 per day for each special meeting or committee meeting attended on days when there are no Board meetings. In addition, committee chairmen are paid an annual retainer of $2,500 and the Chairman of the Board is paid an annual retainer of $5,000. Mr. Patsy is not separately compensated as a member of the Board of Directors. See the Summary Compensation Table for information relating to his compensation as an officer of the corporation.

In order to attract and retain high quality non-employee independent Directors, the Company currently has a policy of granting each independent Director 15,000 nonqualified stock options upon first being appointed or elected to the Board. Incumbent Directors are granted annually $25,000 in restricted stock with a one year vesting period. The options vest ratably over a three year period, and terminate between 30 and 90 days following termination as a Director. These awards are pursuant to the Company’s 2005 Incentive Compensation Plan at a value or exercise price equal to the closing price on the date the awards are approved by the Board of Directors. The Company believes that the awarding of stock options and restricted stock to Directors is a necessary component of their total compensation, including their Directors fees, and as an incentive to work to increase the Company’s operating results and stock price.

One non-employee member of the Board also participates in the Company’s 1996 Non-Employee Directors Stock Option Plan (the “Directors Plan”). Currently, 15,000 options have been granted under the Directors Plan to Dr. Levy. No additional options can be granted under the Directors Plan. The 2005 Plan provides for the granting of non-qualified stock options to Directors who are not employees of the Company as noted above. Currently, 40,000 options have been granted under the 2005 Plan to Dr. Levy, 45,000 options to Mr. Phillips, 35,000 options to Mr. Turner, 45,000 options to Mr. VonderBrink and 15,000 options to Mr. Miller.

The 2005 Plan also provides for the granting of restricted stock to Directors who are not employees of the Company as noted above. Currently, 8,474 restricted shares have been granted under the 2005 Plan to Dr. Levy, 8,474 restricted shares to Mr. Phillips, 10,080 restricted shares to Mr. Turner, 8,474 restricted shares to Mr. VonderBrink and 11,961 restricted shares to Mr. Miller.

Directors Compensation in 2009

	Fees Earned	Option	Restricted Stock
	or Paid in	Awards	Awards	Total
Name	Cash ($)	($)	($)	($)

Richard C. Levy, M.D.	20,500	—	25,000	45,500
Jay D. Miller	21,500	14,250	—	35,750
Jonathan R. Phillips	25,000	—	25,000	50,000
Andrew L. Turner	24,000	—	25,000	49,000
Edward J. VonderBrink	22,500	—	25,000	47,500
J. Brian Patsy	—	—	—	—

During the 2009 fiscal year the Directors were awarded the following stock options: Jay D. Miller, 15,000 Options.

During the 2009 fiscal year, the Directors awarded the following number of shares of restricted stock: Richard C. Levy, 8,474 shares; Jonathan R. Phillips, 8,474 shares; Andrew L. Turner, 10,080 shares; and Edward J. VonderBrink, 8,474 shares.

The amounts included in the table above for Option Awards and Restricted Stock Awards reflect the total amount of the grant date fair value for options and restricted stock grants computed in accordance with Financial Accounting Standards Board ASC Topic 718.

The Company also has entered into indemnification agreements with each of its Directors. Each indemnification agreement provides that the Company will indemnify the covered individual to the full extent permitted by Delaware law. The indemnification agreement also requires the Company to maintain directors and officers insurance coverage substantially equivalent to the Company’s current coverage of $14 million, provided that the costs of maintaining such insurance does not become substantially disproportionate to the coverage obtained and that such insurance is reasonably available to the Company.

The Company has provided liability insurance for its Directors and officers since 1996. The current policies expire on April 26, 2010. The annual cost of this coverage is approximately $93,800. Upon expiration, the current policies will be renewed or replaced with at least equivalent coverage.

Compensation Committee Interlocks And Insider Participation

The following non-employee independent Directors serve on the Compensation Committee: Richard C. Levy, Jay D. Miller and Edward J. VonderBrink. No member of the Compensation Committee is or was an officer or employee of the Company or the subsidiary of the Company. No Director or Named Executive Officer of the Company serves on any board of directors or compensation committee that compensates any member of the Compensation Committee.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS,
AND CERTAIN CONTROL PERSONS

The Code of Conduct of the Company requires that Directors, officers, employees and contractors of Streamline Health have a duty of loyalty to the Company and must avoid any actual or apparent conflict of interest, including related party transactions. A conflict situation can arise when a Director, officer, employee or contractor takes actions or has interest that may make it difficult to perform their work objectively and effectively. A conflict of interest may also arise when a member of his or her family, receives improper personal benefits as a result of their position with the Company. If such situation arises, the individual must immediately report the circumstances to the Chief Financial Officer, who in turn must immediately report any such circumstance involving a Director or officer to the Board of Directors. The Company is not aware of any related party transactions. Should there be a need for the Company to enter into a related party transaction, as defined under item 404(a) of Regulation S-K, the full Board of Directors would review and approve such proposed transaction in advance of entering into a related party transaction. Should the transaction involve a Board member, such Board member would excuse himself from the discussion and vote on such matter. The Code of Conduct is available on the Company’s web site at www.streamlinehealth.net/financial.shtml.

AUDIT COMMITTEE REPORT

The Audit Committee, which operates under a charter approved by the Board of Directors which can be found at the Company’s web site at www.streamlinehealth.net/financial.shtml, oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements that are included in the Annual Report on Form 10-K with management, which review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee is comprised of four independent non-employee Directors of the Company and held three meetings during fiscal year 2009. The Audit Committee also met as part of the whole Board of Directors to review each of the Company’s quarterly and annual financial statements filed on Form 10-Q or Form 10-K with management, prior to the filing of those reports with the SEC. The Committee reviewed with BDO Seidman, LLP, the independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In particular, the Committee has discussed with BDO Seidman, LLP those matters required to be discussed by Statement on Auditing Standards No. 61. BDO Seidman, LLP also provided to the Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered accountant’s communications with the audit committee concerning independence, and the Committee discussed the independent registered public accounting firms’ independence with the auditors themselves.

The Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit. The Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended January 31, 2010 as filed with the SEC.

In addition, the Audit Committee preapproved the payment of up to $102,500 in audit fees for the above audit, an additional $42,000 relating to quarterly reviews, and an additional payment of up to $10,000 for tax fees that includes the preparation and review of various tax returns required to be filed by the Company. It is the policy of the Audit Committee to preapprove all services provided by BDO Seidman, LLP. The Committee also concluded that BDO Seidman, LLP’s provision of non-audit services, as described above, to the Company is compatible with BDO Seidman, LLP’s independence.

In connection with the audit of the fiscal year 2009 financial statements, the Company entered into an audit engagement agreement with BDO Seidman, LLP which set forth the terms by which BDO Seidman, LLP would perform the audit services for the Company. That agreement is subject to alternative dispute resolution procedures. The Audit Committee has determined that the terms and conditions of the BDO Seidman, LLP audit engagement agreement are similar to the other registered public accounting firms, and a common business practice between companies and their audit firms. Although the provisions of the audit engagement agreement limit the ability of the Company to sue BDO Seidmann, LLP by providing for exclusive dispute resolution procedures, the Company does not believe that such provisions limit the ability of the Company to recover from the firm.

The Audit Committee

Edward J. VonderBrink, Chairman
Richard C. Levy, M.D.
Andrew L. Turner
Jay D. Miller

OTHER SECURITIES FILINGS

The information contained in this Proxy Statement under the heading “Audit Committee Report” is not, and should not be deemed to be, incorporated by reference into any filings of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 that purport to incorporate by reference other SEC filings made by the Company, in whole or in part, including this Proxy Statement.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Section 16(a) of the Securities and Exchange Act of 1934 requires the Company’s officers and Directors and persons who own more than 10% of Common Stock (collectively, “Reporting Persons”) to file reports of ownership and changes in ownership with the SEC. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received, the Company believes that with respect to the fiscal year ended January 31, 2010 all the Reporting Persons complied with all applicable filing requirements.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

BDO Seidman, LLP served as the independent registered public accounting firm of the Company for the fiscal year ended January 31, 2010. A representative of BDO Seidman, LLP will be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

The following table sets forth the aggregate fees for the Company for the fiscal years 2009 and 2008 for audit and other services approved by the Audit Committee to be provided by The Company’s accounting firm, BDO Seidman, LLP and its foreign affiliates.

	2009	2008

Audit Fees	$173,000	$159,000
Audit-Related Fees	—	—
Tax Fees	10,000	10,000
All Other Fees	—	—

Total Fees	$183,000	$169,000

The Company has engaged BDO Seidman, LLP to provide tax consulting and compliance services and consulting services regarding the internal control audit related requirements of the Sarbanes-Oxley Act, in addition to the audit of the financial statements. The Company’s Audit Committee has considered whether the provision of the tax services is compatible with maintaining the independence of BDO Seidman, LLP. All fees paid to BDO Seidman, LLP are preapproved by the Audit Committee of the Board of Directors. The Audit Committee has not selected the auditors for the January 31, 2011 audit as the Audit Committee typically makes that decision after the Annual Meeting.

STOCKHOLDER PROPOSAL

The Company has been notified that the following stockholder of the Company intends to present the proposal set forth below for consideration at the Annual Meeting. The address and stock ownership of the proponent will be furnished by the Corporate Secretary of the Company to any person, orally or in writing as requested, promptly upon receipt of any oral or written request therefore. In accordance with federal securities regulations, we include the stockholder proposal plus any supporting statement exactly as submitted by the proponent. Therefore, the Company takes no responsibility for the content of the proposal or supporting statement submitted by the proponent. To make sure readers can easily distinguish between material provided by the proponent and material provided by the Company, we have put a box around material provided by the proponent.

Eric S. Lombardo has submitted the following proposal:

Say-on-Pay Proposal; Shareholder Proposal with Respect to a Shareholder Vote on an Advisory Resolution to Ratify the Compensation of the Named Executive Officers

Eric S. Lombardo, who is the owner of 1,403,577 shares of the Common Stock of the Company, has advised the Company that he intends to present the following proposal at the Annual Meeting of the Shareholders:

RESOLVED, that shareholders of Streamline Health Solutions, Inc. (the “Company”) urge the Board of Directors to adopt a policy that the Company’s shareholders be given the opportunity, at each annual meeting of shareholders, to vote on an advisory resolution, proposed by Company’s management, to ratify the compensation of the Named Executive Officers (“NEOs”) set forth in this proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

SUPPORTING STATEMENT

I believe that both the Company and the Company’s shareholders benefit from responsive corporate governance policies and constructive and consistent dialogue. My proposal, commonly known as a “say-on-pay” proposal, gives the Company’s shareholders the opportunity to endorse, or not endorse, the Company’s executive pay program and policies. Because the vote on this proposal is advisory in nature, it will not be binding. However, both the Compensation Committee and Board of Directors, in the exercise of their respective fiduciary duties, should consider the outcome of the vote when making future compensation decisions. In fact, in recent years many companies on their own have submitted a say-on-pay proposal to their shareholders as a matter of good corporate governance.

I further believe that existing U.S. corporate governance arrangements, including SEC rules and stock exchange listing standards, do not provide shareholders with enough mechanisms for providing input to boards on senior executive compensation. Currently, stock exchange listing standards required shareholder approval of equity-based compensation plans; those plans, however, set general parameters and accord the compensation committee substantial discretion in making awards and establishing performance thresholds for a particular year. Shareholders do not have any mechanism for providing ongoing feedback on the application of those general standards to individual pay packages. Withholding votes from Compensation Committee members who are standing for reelection is a blunt and insufficient instrument for registering dissatisfaction with the way in which the Committee has administered compensation plans and policies in the previous year. Accordingly, I urge the Board of Directors to allow shareholders to express their opinion about senior executive compensation by establishing an annual referendum process. The results of such a vote would, I think, provide the Company with useful information about whether shareholders view the Company’s senior executive compensation, as reported each year, to be in shareholders’ best interests.

I urge shareholders to vote FOR this proposal.

Statement Against Stockholder Proposal

The Board of Directors unanimously recommends a vote AGAINST this stockholder proposal. The Board believes that the approval of the proposed resolution would not be in the best interests of the Company or its stockholders.

We recognize that executive compensation is an important matter for our stockholders and appreciate the underlying goal of the proposal, which is to provide stockholders with a means to convey their views regarding executive compensation. However, we believe that a much more effective, efficient and meaningful method for stockholders to express support or criticism regarding executive compensation practices is to directly communicate with the Board or the Company on these matters. The proponent incorrectly claims that “[s]hareholders do not have any mechanism for providing ongoing feedback on the application of...general standards to individual pay packages.” The fact is that stockholders may communicate directly with the Board of Directors and the Company. As described under “Communications with the Board of Directors” on page 5 of this proxy statement, stockholders may write to the Board and those communications will be reviewed without editing or screening. The Company welcomes feedback from stockholders through this stockholder dedicated channel of communication.

Direct communication allows stockholders to voice specific concerns and comments about executive compensation. The proponent’s suggestion that stockholders be allowed to vote on an advisory resolution to ratify the compensation of the Company’s named executive officers and the accompanying narrative disclosure will not provide the Board of Directors or the Compensation Committee with sufficient detail to be meaningful. If stockholders vote “Against” such a resolution, the Board and the Compensation Committee will have to speculate as to what the stockholders found objectionable. Because the resolution encompasses all compensation paid to all named executive officers and the related narrative disclosure, neither the Board nor the Compensation Committee will know whether stockholders objected to the amount of compensation, the form of the compensation, the performance measures and criteria used by the Compensation Committee to set compensation, the process employed by the Compensation Committee in determining compensation and/or the narrative disclosures contained in the proxy statement related to compensation. Moreover, it would not be clear if stockholders were objecting to all elements of the compensation package or just certain components or if stockholders were objecting to the compensation for all of the named executive officers or just some of the named executive officers.

We believe that executive compensation decisions are best made with a full contextual understanding of the Company’s strategy, goals and business environment, as well as in-depth knowledge of the specific roles, performance and capabilities of each named executive officer. The Compensation Committee develops this degree of understanding over the course of time through periodic, thorough and detailed discussions with the Company’s management and Committee and Board members, combined with rigorous and ongoing evaluation and oversight of the named executive officers. Yet, in an advisory vote, stockholders would be casting their votes without the benefit of being able to evaluate executive compensation in the same context and with all of the same information as is available to the Compensation Committee.

In addition, in 2009 the U.S. House and Senate independently proposed “say on pay” legislation. The current administration has asked Congress to enact such “say on pay” legislation. We believe that Congress will approve some form of legislation and that it likely will become law in the foreseeable future. Adoption of a “say on pay” proposal prior to specific legislation could result in a policy at odds with any such legislation.

For all of the above reasons, the Board of Directors unanimously recommends a vote AGAINST this stockholder proposal.

Vote Required

Pursuant to the Company’s By-Laws, the affirmative vote of a majority of the votes entitled to be cast by the holders of the Company’s Common Stock present or represented at the Annual Meeting and entitled to vote is required to approve this proposal. Proxies received by the Company and not revoked prior to or at the Annual Meeting will be voted against this proposal unless otherwise instructed by the stockholder. Abstentions, and shares not voted by stockholders of record present or represented at the Annual Meeting and entitled to vote, will have the same effect as a vote cast against the proposal. Shares not voted by brokers and other entities holding shares on behalf of beneficial owners will have no effect on the outcome.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ADOPTION OF THE STOCKHOLDER PROPOSAL

OTHER BUSINESS

The Board does not presently intend to bring any other business before the Annual Meeting, and, so far as is known to the Board, no matters are to be brought before the Annual Meeting except as specified in the Notice of Annual Meeting. No stockholder has informed the Company of any intention to propose any other matter to be acted upon at the Annual Meeting. Accordingly, the persons named in the accompanying proxy are allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been discussed in this proxy statement. As to any business that may properly come before the meeting, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

ANNUAL REPORT ON FORM 10-K

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2010, as filed with the SEC, will be mailed without charge to any beneficial owner of the Company’s Common Stock, upon request. Requests for reports should be addressed to: Investor Relations, Streamline Health Solutions, Inc., 10200 Alliance Road, Suite 200, Cincinnati, Ohio 45242-4716. The Form 10-K includes certain exhibits. Copies of the exhibits will be provided only upon receipt of payment covering the Company’s reasonable expenses for such copies. The Form 10-K and exhibits may also be obtained from the Company’s web site, www.streamlinehealth.net on the “Financial” page, or directly from the SEC web site, www.sec.gov/cgi-bin/srch-edgar.

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

Stockholder proposals intended for inclusion in the Company’s proxy statement and form of proxy relating to the Company’s 2011 annual meeting of stockholders must be received by the Company not later than December 21, 2010. Such proposals should be sent to the Corporate Secretary, Streamline Health Solutions, Inc., 10200 Alliance Road, Suite 200, Cincinnati, Ohio 45242-4716. The inclusion of any proposal will be subject to applicable rules of the SEC, including Rule 14a-8 of the Securities and Exchange Act of 1934. Any stockholder who intends to propose any other matter to be acted upon at the 2011 annual meeting of Stockholders must inform the Company no later than March 6, 2011. If notice is not provided by that date, the persons named in the Company’s proxy for the 2010 annual meeting will be allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been discussed in the proxy statement for the 2011 annual meeting.

ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, DATE, AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

THANK YOU FOR YOUR PROMPT ATTENTION TO THIS MATTER.

By Order of the Board of Directors,

Jonathan R. Phillips
Chairman of the Board

Cincinnati, Ohio
April 16, 2010

Annex 1

REGULATIONS FOR CONDUCT AT THE MAY 26, 2010 ANNUAL MEETING
OF STOCKHOLDERS OF
STREAMLINE HEALTH SOLUTIONS, INC.

We welcome you to the 2010 Annual Meeting of Stockholders of Streamline Health Solutions, Inc. In order to provide a fair and informative Meeting, we ask you to honor the following regulations for the Meeting. The business of the Meeting will be taken up as set forth in the Agenda attached to these Regulations. Annual Meetings are business meetings, and they can be effective only if conducted in an orderly, business-like manner. Strict rules of parliamentary procedure will not be followed. The Chairman of the Meeting will control the meeting and make any required procedural rulings. Please follow the instructions of the Chairman. Thank you for your cooperation.

1.	ELECTION OF DIRECTORS. Every stockholder having the right to vote shall be entitled to vote in person or by proxy. Each stockholder of record shall be entitled to one vote for each share of common stock registered in his name on the books of the Company. All elections shall be determined by a plurality vote. The Company’s Certificate of Incorporation does not provide for cumulative voting in the election of directors.

2.	VOTING. Every stockholder having the right to vote shall be entitled to vote in person or by proxy at the Meeting. If you have already voted by proxy, there is no need to vote by ballot, unless you wish to change your vote. The polls shall be opened immediately after completion of the nominations, and shall remain open until closed by the Chairman. After the closing of the polls, no further voting shall be permitted and no further proxies, ballots or evidence shall be accepted by the Inspectors of Election. Except as otherwise stated in the proxy materials for this Meeting or as required by Delaware law, each matter brought before this Meeting for a vote shall require the affirmative vote of a majority of the votes entitled to be cast by the holders of the Company’s common stock at this Meeting and entitled to vote on such matter.

3.	ITEMS OF BUSINESS AND STOCKHOLDER PROPOSALS — TIME LIMITS. The items of business listed on the accompanying Agenda are expected to be properly introduced at the Meeting and taken up in the order set forth in the Agenda. Additional matters may be proposed by stockholders of record in accordance with the federal securities laws, the Delaware General Corporation Law and these Regulations. The Chairman will not entertain any proposals that are inconsistent with Delaware law or that relate to activities that have been delegated to the Company’s Board of Directors by the authority of Delaware law. Stockholder proposals will be entertained in the following order: first, any proposals which were properly submitted for timely inclusion in the Company’s proxy materials for this Meeting; and second, any proposals of which the Company was informed prior to the commencement of this Meeting. Stockholders who have so notified the Company will be allotted THREE MINUTES in which to present the proposal and any desired remarks in support thereof. To the extent time may permit, any other stockholder may make a proposal if properly made in accordance with these Regulation, and any such proposing stockholder will be allotted TWO MINUTES in which to present the proposal and any desired remarks in support thereof. Only one stockholder proposal was properly submitted to the Company for inclusion in the Company’s proxy materials for this Meeting. The Company has not been informed by any other stockholders of their intent to submit proposals at this Meeting.

4.	OTHER QUESTIONS/STATEMENTS BY STOCKHOLDERS — ONE MINUTE LIMIT. To make a proposal or to speak at the Meeting, you must be either a stockholder of record as of April 6, 2010 or a person named in a proxy given by such a stockholder. No other persons will be permitted to make a proposal or to speak at the Meeting. There will be one period for questions and statements by stockholders as set forth on the Agenda attached to these Regulations.

In order that we may give as many stockholders as possible the opportunity to speak, remarks and questions will be limited to one minute per stockholder. You must restrict yourself to one comment or question at a time so that others may have an opportunity to be heard. Each stockholder may have only one turn to speak until all stockholders who wish to speak have had the opportunity to do so. At the discretion of the Chairman, and as time may permit, a stockholder may be granted an additional turn to speak regarding matters that are appropriate for stockholder consideration in accordance with Delaware law.

If you wish to speak, please raise your hand and wait until you are recognized. Please do not address the Meeting until recognized by the Chairman. When you are recognized, please state your name, place of residence, and whether you are a Streamline Health Solutions stockholder or a holder of a stockholder proxy, and, in the latter case, identify the stockholder on whose behalf you are speaking. All questions should be directed to the Chairman, who may call on other persons to respond or further direct questions when appropriate.

If you have a matter of individual concern which is not an appropriate subject for general discussion, please defer discussion until after the Meeting at which time officers of the Company will be available. The Chairman will stop discussions which are repetitive, derogatory, over the time limit, irrelevant to the business of the Company or the items on the Agenda for the Meeting, related to pending or threatened litigation, regulatory proceedings or similar actions or otherwise inappropriate. Derogatory references to personalities, comments that are in bad taste, the airing of personal grievances, the injection of irrelevant controversy, personal attacks, refusal to follow these Regulations or interference with any speaker will not be permitted and will be a basis for silencing or removal from the Meeting. Pursuant to Section 2917.12 of the Ohio Revised Code, it is a fourth degree misdemeanor to make any intentional act tending to obstruct or interfere with a lawful meeting held in the State of Ohio or to make any utterance, gesture or display designed to outrage the sensibilities of the group.

5.	MISCELLANEOUS. No recording devices, photographic equipment or bullhorns will be permitted into the Meeting and all cellular telephones must be turned off during the Meeting. Except as authorized by the Company, no person may distribute any written materials at or in physical proximity to the Meeting. The Chairman of the Meeting shall have the power to silence or have removed any person in order to ensure the orderly conduct of the Meeting.

6.	ADMINISTRATION AND INTERPRETATION. The Chairman of the Meeting will be Mr. Jonathan R. Phillips, who will preside at the Meeting. In the event of Mr. Phillips’ inability to preside, a substitute Chairman will be designated by the Company. The Chairman of the Meeting has sole authority to preside over the Meeting and make any and all determinations with respect to the conduct of the Meeting, including, without limitation, the administration and interpretation of these regulations and procedures. The Chairman also has sole authority to create such additional regulations and procedures and to waive full or partial compliance with any regulation or procedure as the reasonably determines. Any action taken by the Chairman at the Meeting will be final, conclusive and binding on all persons. The Secretary of the Company shall act as secretary of the Meeting.

THANK YOU FOR YOUR COOPERATION AND ENJOY THE MEETING.

STREAMLINE HEALTH SOLUTIONS, INC.

Annual Meeting of Stockholders

May 26, 2010

AGENDA

Call to Order

Introductions

Nomination and Election of Directors

Consideration and Vote on Stockholder Proposal, if properly presented

Presentation of 2009 Financial and Operating Results

Question and Answer Session

Announcement of Voting Results

Adjournment

000004
Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

 Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 26, 2010.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/STRM • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Annual Meeting Revocable Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and AGAINST Proposal 2.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - J. Brian Patsy	☐	☐	02 - Jonathan R. Phillips	☐	☐	03 - Richard C. Levy, M.D.	☐	☐
04 - Jay D. Miller	☐	☐	05 - Andrew L. Turner	☐	☐	06 - Edward J. VonderBrink	☐	☐

		For	Against	Abstain
2.	Vote on stockholder proposal to request that the Board of Directors adopt a policy that the Company’s stockholders would have an annual advisory vote on executive compensation.	☐	☐	☐	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

B Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as your name appears below. When shares are held as joint tenants, each holder should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

+
<STOCK#>     016MKB

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

REVOCABLE PROXY — Streamline Health Solutions, Inc.

10200 Alliance Road, Suite 200
Cincinnati, Ohio 45242-4716
This Proxy is solicited on behalf of the Board of Directors of the Company
The undersigned hereby appoints J. Brian Patsy and Edward J. VonderBrink and each of them, attorneys-in-fact and proxies, with full power of substitution, to vote as designated below all shares of the Common Stock of Streamline Health Solutions, Inc. that the undersigned would be entitled to vote if personally present at the annual meeting of stockholders to be held on May 26, 2010, at 9:30 a.m., and at any adjournment thereof.
This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR Proposal 1 and AGAINST Proposal 2.
The undersigned acknowledges having received from Streamline Health Solutions, Inc., prior to the execution of this Proxy, a Notice of Annual Meeting, a Proxy Statement, and an Annual Report.
Please mark, sign, date, and return the Proxy promptly using the enclosed envelope.
(continued on other side)